Exhibit 4.6

ACCESS PHARMACEUTICALS, INC.

2005 EQUITY INCENTIVE PLAN

Restricted Stock Grant Agreement

     This Agreement made this ___day of ____________, ____, by and between ACCESS PHARMACEUTICALS, INC. a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below, residing at the address there set out (the “Employee”).

W I T N E S S E T H   T H A T:

     Whereas, Employee’s association with the Company or an Affiliate is considered by the Company to be important for the growth of it and its Affiliates; and

     Whereas, the Company desires to grant to Employee shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”) according to the terms and conditions hereof;

     Now, Therefore, in consideration of the promises and mutual covenants herein set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby mutually covenant and agree as follows:

1. Issuance of Common Stock

     1.1. The Company hereby agrees to grants to Employee an aggregate of __________ (__________) shares of Common Stock in consideration of his performance of future services and on the terms and conditions of this Agreement and all other applicable terms and conditions of the Plan. For purposes of this Agreement, “Acquired Shares” means all of such shares, together with any shares of stock or other securities issued in respect of or in replacement for the shares of Common Stock described in preceding sentence as a result of a corporate or other action such as a stock dividend, stock split, merger, consolidation, reorganization, or recapitalization.

     1.2. Upon receipt by the Company of a copy of this Agreement duly executed and completed by the Employee, the Company shall issue in the name of Employee duly executed certificates evidencing the Acquired Shares endorsed with the legend set forth in Section 7.3 below. Certificates evidencing Acquired Shares shall be held in escrow by the Company as hereinafter provided.

2. Vesting and Forfeiture of Acquired Shares

     2.1. As of the date of this Agreement, all of the Acquired Shares shall be subject to the risk of forfeiture in accordance with Section 2.2 (the Acquired Shares, while and to the extent so subject to the risk of forfeiture pursuant to Section 2.2, being hereafter referred to as “Restricted Shares”).

     2.2. As of the Employee’s Termination Date, all of the then Restricted Shares shall be forfeited by the Employee or any Permitted Transferee (as defined in Section 3.1 below). As of the Employee’s Termination Date, and without requirement of notice or other action, the Company shall become the legal and beneficial owner of the then Restricted Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name such Restricted Shares for no consideration whatsoever.

3. Restriction on Transfer

     3.1. Subject to the remaining provisions of this Section and except for the escrow described in Section 4, none of the Restricted Shares or any beneficial interest therein shall be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in any way at any time (including, without limitation, by operation of law) other than (i) to the Company or its assignees or (ii), to any other person on (but only upon) death by will, bequest or operation of law OR any “family member” as that term is defined in the Plan for no consideration and subject in each instance to the Committee’s prior approval as provided in the Plan (a “Permitted Transferee”).

     3.2. All Permitted Transferees of Restricted Shares or any interest therein shall be required as a condition of such transfer to agree in writing, in form satisfactory to the Company, that they shall receive and hold such Shares or interest subject to the provisions of this Agreement, including, without limitation, the forfeiture provisions of Section 3. Any sale, transfer, assignment, pledge, encumbrance or other disposition of the Restricted Shares other than in accordance with this Section shall be void. The Company shall not be required (i) to transfer on its books any Restricted Shares sold, transferred or otherwise disposed of in violation of this Section or (ii) to treat as owner of any Restricted Shares, or to pay dividends in respect of Restricted Shares to, any person purporting to have acquired Restricted Shares or any beneficial interest therein unless such Restricted Shares or interest were acquired in compliance with the provisions of this Section.

4. Escrow of Shares

     4.1. Each Restricted Share granted pursuant to this Agreement shall be held in escrow by the Company, as escrow holder (“Escrow Holder”), together with a stock power executed in blank by the Employee, until it shall either (a) have be forfeited to the Company at the Employee’s Termination Date in accordance with Section 2.2 or (b) have become a Vested Share and the Employee shall have satisfied the requirements of Section 5.1 (relating to tax withholdings) with respect to any taxable income attributable to such Share.

     4.2. Upon the forfeiture of any Restricted Shares to the Company in accordance with Section 2.2, the Company shall have the right, as Escrow Holder, to take all steps necessary to accomplish the transfer of such Share to it, including but not limited to presentment of certificates representing the Restricted Shares, together with a stock power executed by or in the name of the Employee appropriately completed by the Escrow Holder, to the Company’s transfer agent with irrevocable instructions to register transfer of such Shares into the name of the Company. The Employee hereby appoints the Company, in its capacity as Escrow Holder, as his or her irrevocable attorney-in-fact to execute in his or her name, acknowledge and deliver all stock powers and other instruments as may be necessary or desirable with respect to the Shares.

     4.3. When any portion of the Restricted Shares have become Vested Shares, upon Employee’s request the Company, as Escrow Holder, shall promptly cause a new certificate to be issued for such Shares and shall deliver such certificate to Employee subject, however, to the Employee’s satisfaction of the requirements of Section 5.1 (relating to tax withholdings).

     4.4. Subject to the terms hereof, Employee shall have all the rights of a stockholder with respect to the Acquired Shares while they are held in escrow, including without limitation, the right to receive any dividends declared thereon. If, from time to time during the term of the escrow, there occurs any corporate or other action giving rise to substituted or additional securities by reason of ownership of the Shares such substituted or additional securities, with the legend required by Section 7.3 if applicable, shall be immediately subject to this escrow and deposited with the Escrow Holder.

5. Tax Consequences

     5.1. It is understood by the Company and Employee that the issuance of the Acquired Shares hereunder may be deemed compensatory in purpose and in effect and that as a result the Company or an Affiliate may be obligated to pay withholding taxes in respect of such Acquired Shares at the time Employee becomes subject to income taxation as a result of the receipt or vesting of the Acquired Shares hereunder. In the event that at the time the above-said withholding tax obligations arise (i) Employee is no longer in the employ of the Company or an Affiliate or (ii) Employee’s other cash compensation from the Company and its Affiliates is not sufficient to meet the aforesaid withholding tax obligation, Employee hereby agrees to provide the Company or its Affiliate with an amount sufficient to pay all withholding taxes required to be paid as and when such taxes become payable. Employee agrees that in the event and to the extent the Company and its Affiliates determine that they are not obligated to withhold taxes payable by Employee with respect to Acquired Shares but the Company or an Affiliate is later held liable due to any non-payment of taxes on the part of

Employee, the Employee shall indemnify and hold the Company and its Affiliates harmless from the amount of any payment made by them in respect of such liability.

     5.2. Employee hereby agrees to deliver to the Company (and his or her employing Affiliate, if applicable) a signed copy of any instrument, letter or other document he or she may execute and file with the Internal Revenue Service evidencing his or her election under Section 83(b)(2) of the Internal Revenue Code of 1986, as amended, to treat his or her receipt of the Acquired Shares as includible in his or her gross income in the year of receipt. Employee shall deliver the said copy of any such instrument of election within five (5) days after the date on which any such election is required to be made in accordance with the appropriate provisions of the Internal Revenue Code or applicable Regulations thereunder.

6. Compliance with Law

     6.1. Employee represents and warrants, and each Permitted Transferee shall, as a condition of transfer, represent and warrant, that he or she is acquiring the Acquired Shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such Acquired Shares.

     6.2. Employee acknowledges and agrees, and each Permitted Transferee shall, as a condition of transfer, acknowledge and agree, that neither the Company nor any agent of the Company shall be under any obligation to recognize any transfer of any of the Acquired Shares if, in the opinion of counsel for the Company, such transfer would result in violation by the Company of any federal or state law with respect to the offering, issuance or sale of securities.

7. General Provisions

     7.1. This Agreement shall be governed and enforced in accordance with the terms of the Plan and the laws of the State of Delaware, without regard to the conflict of laws principles thereof, and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

     7.2. This Agreement and the applicable terms of the Plan embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof, supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way and may only be modified or amended in writing signed by the Company and the Employee.

     7.3. The certificates representing the Restricted Shares shall be endorsed with the following legend:

The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions (including, without limitation, the potential forfeiture of the same) of the Access Pharmaceuticals, Inc. 2005 Equity Incentive Plan and a Restricted Stock Grant Agreement

entered into by the registered owner and Access Pharmaceuticals, Inc. Copies of such Plan and Agreement are on file in the offices of Access Pharmaceuticals, Inc.

     7.4. The rights and obligations of each party under this Agreement shall inure to the benefit of and be binding upon such party’s heirs, legal representatives, successors and permitted assigns. The rights and obligations of the Company under this Agreement shall be assignable by the Company to any one or more persons or entities without the consent of the Employee or any other person. The rights and obligations of any person other than the Company under this Agreement may only be assigned with the prior written consent of the Company.

     7.5. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

     7.6. If any provision of this Agreement shall be held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provisions of this Agreement.

     7.7. The headings in this Agreement are for convenience of identification only, do not constitute a part hereof, and shall not affect the meaning or construction hereof.

     7.8. Employee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

     7.9. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in the county in which the Company’s headquarters in the State of Texas is located, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. Each party hereto, in addition to being entitled to exercise all rights granted by law including recovery of damages (but subject to the remainder of this subsection), will be entitled to specific performance of his, her or its rights under this Agreement. The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES. Nothing contained in this Section shall be construed to limit or otherwise interfere in any respect with the authorities granted the Committee under the Plan, including without limitation, its sole and exclusive discretion to interpret the Plan and all awards granted thereunder (including pursuant to this Agreement).

     7.10. Nothing contained in this Agreement shall confer upon the Employee any right with respect to the continuation of his or her employment or other association with the Company or any Affiliate, or interfere in any way with the right of the Company and its Affiliates, subject to the terms of Employee’s separate employment or consulting agreement, if any, or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or otherwise modify the terms and conditions of Employee’s employment or association with the Company or an Affiliate.

     7.11. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

     7.12. All capitalized terms used but not defined herein shall have the respective meaning given such terms in the Plan.

Remainder Of This Page Intentionally Left Blank

     In Witness Whereof, the parties have duly executed this Agreement under seal as of the month, day and year first set forth above.

ACCESS PHARMACEUTICALS, INC.	EMPLOYEE

By:

Title:	Employee’s Name & Address: